Ultra Petroleum Increases Proved Reserves To 3.6 Tcfe And Reports 83 Percent Increase In PV-10 Value Of $4.1 Billion

2013 F&D Costs of $0.53 per Mcfe and 307 Percent Organic Reserve Replacement Ratio

HOUSTON, Feb. 20, 2014 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported 3.61 trillion cubic feet equivalent (Tcfe) of total proved natural gas and crude oil reserves for the year-ended December 31, 2013. The pre-tax estimated future net cash flows discounted at ten percent (PV-10) of the company's proved reserves is $4.1 billion. Ultra replaced 307 percent of 2013 production and achieved an organic F&D cost of $0.53 per thousand cubic feet equivalent (Mcfe).

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Ultra's proved reserves represent an 18 percent increase over 2012 oil and natural gas reserves of 3.1 Tcfe. More significantly, the PV-10 increased 83 percent year-over-year, largely due to well cost decreases in Pinedale, Wyoming. The proved undeveloped (PUD) portion of reserves consisted of 1.7 Tcfe, a 44 percent increase above year-ago levels. The company's proved undeveloped to total proved reserves ratio was a low 0.47 to 1. In addition, the PUD to proved developed location ratio was a low 0.29 to 1.

Based on trailing twelve month SEC pricing, Ultra Petroleum's reserves were calculated using an average wellhead price of $3.51 per thousand cubic feet (Mcf) for natural gas and an $84.97 per barrel (Bbl) crude oil price. The year-end average natural gas price increased 33 percent above the 2012 average price of $2.63 per Mcf.

The company performed two sensitivities on proved reserves provided in the table below. The first includes proved reserves valued at $4.50 per Mcf. The second sensitivity demonstrates the value of the company's reserves under an increased investment scenario. Under these conditions, Ultra could book an additional 3.5 Tcfe of reserves for a total of 7.1 Tcfe in the proved category and a PV-10 of $8.5 billion.

	Gas Price ($/Mcf)	PUD Capital ($MM)	Net Rem. (Bcfe)	PV-10 ($MM)
YE13 Proved Reserves	$3.51	$1,758	3,614	$4,132
Sensitivity 1: YE13 Proved @ $4.50/Mcf	$4.50	$1,781	3,716	$5,700
Sensitivity 2: YE13 Proved @ $4.50/Mcf & Increased Capital	$4.50	$6,858	7,103	$8,499

"The more representative measure of the company's current value is $8.5 billion," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

The company's total proved and probable (2P) reserves increased to 10.8 Tcfe with a PV-10 value of $12.3 billion at $5.00 per Mcf natural gas price. The total proved, probable and possible (3P) reserves were 19.3 Tcfe valued at $16.6 billion. The company added over 2 Tcfe of Geneseo resource potential to the possible category in 2013.

Reserve tables to follow.

Ultra Petroleum Corp.
Natural Gas and Crude Oil Reserves
December 31, 2013
2013 SEC Pricing: $3.51 per Mcf / $84.97 per Bbl
	Net	Net	Net			Future
	Gas	Oil	Equiv.	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	Wells	(MM$)

PDP	1,726	18.3	1,836	$ 2,738	2,559	$ 222

PDNP	51	2.2	64	$ 120	58	$ 35

PUD	1,632	13.6	1,714	$ 1,274	764	$ 1,758

Total Proved	3,410	34.1	3,614	$ 4,132	3,381	$ 2,015

Ultra Petroleum Corp.
Natural Gas and Crude Oil Reserves
December 31, 2013
3P Reserves: $4.50 per Mcf / $80.76 per Bbl
	Net	Net	Net			Future
	Gas	Oil	Equiv.	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	Wells	(MM$)

PDP	1,766	18.4	1,877	$ 3,605	2,573	$ 222

PDNP	100	2.2	113	$ 152	96	$ 107

PUD	1,644	13.6	1,726	$ 1,943	781	$ 1,781

Total Proved	3,510	34.3	3,716	$ 5,700	3,450	$ 2,110

Probable	5,834	100.1	6,435	$ 4,717	4,173	$ 9,932

2P (PV + PR)	9,344	134.4	10,150	$ 10,416	7,623	$ 12,042

Possible	7,982	28.9	8,156	$ 3,329	3,441	$ 12,270

3P (PV + PR + PS)	17,326	163.3	18,306	$ 13,745	11,064	$ 24,312

Future Wells	12,409	134.4	13,215	$ 7,831	8,395	$ 24,090

Ultra Petroleum Corp.
Natural Gas and Crude Oil Reserves
December 31, 2013
3P Reserves: $5.00 per Mcf / $80.89 per Bbl
	Net	Net	Net			Future
	Gas	Oil	Equiv.	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	Wells	(MM$)

PDP	1,777	18.5	1,887	$ 4,028	2,579	$ 222

PDNP	100	2.2	114	$ 166	96	$ 107

PUD	1,644	13.6	1,726	$ 2,283	781	$ 1,781

Total Proved	3,521	34.3	3,727	$ 6,478	3,456	$ 2,110

Probable	6,456	102.5	7,072	$ 5,825	4,749	$ 11,500

2P (PV + PR)	9,978	136.8	10,799	$ 12,302	8,205	$ 13,610

Possible	8,299	28.8	8,472	$ 4,266	3,873	$ 12,783

3P (PV + PR + PS)	18,277	165.6	19,271	$ 16,568	12,078	$ 26,393

Future Wells	13,648	137.0	14,470	$ 9,857	9,403	$ 26,171

Amounts may not total due to rounding

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2013.

Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their SEC filings, to disclose proved reserves, probable reserves, and possible reserves. References in this press release to 2P and 3P reserves include estimates from each category of reserves and are forward-looking statements. Investors are urged to consider this disclosure and additional disclosure in the company's Annual Report on Form 10-K, available on its website or by request to 400 North Sam Houston Parkway E., Suite 1200, Houston, TX, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

CONTACT: Kelly L. Whitley, Director, Investor Relations, 281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, 281-582-6604, jdanvers@ultrapetroleum.com